EXHIBIT 10.59

FIRST AMENDMENT TO

EMPLOYMENT SEPARATION AND

GENERAL RELEASE AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) effective as of December 14, 2005 (the “Effective Date”), to the Employment Separation and General Release Agreement dated June 30, 2005, is entered into by and between MSC.Software Corporation, a Delaware corporation (“MSC”) and Kenneth D. Blakely, an individual (“Blakely”).

WHEREAS, Blakely was previously employed as the Vice President of Special Projects for MSC;

WHEREAS, Blakely and MSC mutually agreed to terminate Blakely’s employment relationship with MSC pursuant to an Employment Separation and General Release Agreement dated June 30, 2005 (the “Separation Agreement”); and

WHEREAS, MSC and Blakely thereafter entered into that certain Consulting Agreement dated June 30, 2005 for the purpose of Blakely rendering consulting services from time to time to MSC (the “Consulting Agreement”); and

WHEREAS, MSC and Blakely have amended the Consulting Agreement in order to extend the Consulting Term as that term is defined in the Agreement, from December 31, 2005 through and including March 31, 2006;

WHEREAS, as a result of extending the Consulting Term, the parties find it necessary to also amend Section XI of the Separation Agreement to remove reference to any material breach by Blakely relative to the Consulting Agreement beyond December 31, 2005;

NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The fourth sentence of Section XI of the Separation Agreement shall be amended so as to read as follows:

“XI. Stock Options. “… This confirms that the Vested Options shall remain exercisable in accordance with their terms until the first to occur of the following: (1) the close of business on September 29, 2006, (2) Blakely’s material breach of any provision of this Separation Agreement, the Consulting Agreement entered into by and between Blakely and MSC on or about the date hereof (the “Consulting Agreement”), through December 31, 2005, or the Employee Confidentiality and Inventions Agreement by and between Blakely and MSC and entered into on or about February 27, 2004 (the “Confidentiality Agreement”), (3) the end of the maximum award term of the particular Vested Option, or (4) the termination of the Vested Option in connection with a change in control or similar event as contemplated by the applicable equity incentive plan under which the option was granted.”

This Amendment shall in no way affect the terms of the Consulting Agreement between the parties.

Except as expressly modified by this First Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms, and shall constitute the legal, valid, binding, and enforceable obligations of MSC and Blakely. This First Amendment, including the Agreement and any attachments thereto, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect thereto. In the event of a conflict between the terms of this First Amendment and the Agreement, the terms of the First Amendment shall govern as to the subject matter referenced herein.

[Signatures intentionally appear on the following page.]

IN WITNESS WHEREOF, the parties have signed this First Amendment on the dates indicated below.

MSC.Software Corporation a Delaware Corporation		Kenneth D. Blakely an Individual

By:	/s/ WILLIAM J. WEYAND	By:	/s/ KENNETH D. BLAKELY
Name:	William J. Weyand	Name:	Kenneth D. Blakely
Title:	Chief Executive Officer	Title:	Blakely
Date:	December 23, 2005	Date:	December 23, 2005